UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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[X]	Soliciting Material Pursuant to §240.14a-12

Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a press release issued by Telephone and Data Systems, Inc. (“TDS”) on March 20, 2017:

IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2017 annual meeting of shareholders. Information regarding TDS directors and executive officers, and other persons who may also be deemed to be participants, and their respective interests in TDS by security holdings or otherwise is set forth in TDS’ proxy statement relating to its 2016 annual meeting, including schedules, as filed with the Securities and Exchange Commission (“SEC”) on April 13, 2016, which may be obtained free of charge at the SEC’s website at www.sec.gov and TDS’ website at www.tdsinc.com. There has been no material change to such directors, executive officers or other participants or their interests since that time, except to the extent noted in TDS’ filings with the SEC since that time. In addition, the class of other employees of TDS that may be employed in the solicitation of proxies include employees in investor relations and communications who report to the Senior Vice President – Corporate Relations and Corporate Secretary of TDS. The nature of their employment in such solicitations will be preparing communications (which will be filed with the SEC as required under Regulation 14A), responding to questions from shareholders and requesting shareholders to return proxies to TDS. Additional information concerning participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise will be included in the proxy statement filed by TDS in connection with its 2017 annual meeting of shareholders. The 2017 proxy statement, other solicitation materials and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS on its website at www.tdsinc.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIALS FILED BY TDS IN CONNECTION WITH THE TDS 2017 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS AND OTHER MATTERS TO BE CONSIDERED AT THE 2017 ANNUAL MEETING OF SHAREHOLDERS.

TDS Nominates Kim Dixon for Election to Its Board of Directors

CHICAGO, March 20, 2017 -- Telephone and Data Systems, Inc. (NYSE:TDS) today announced that Kim D. Dixon, 54, has been nominated for election to the board of directors.

Dixon will stand for election as an independent director at the company’s annual meeting of shareholders, to be held May 25, 2017.

Dixon is executive vice president and chief operating officer at FedEx Office. She joined FedEx in 2010 and is responsible for the U.S. and Canada retail arm at FedEx. She oversees the operational and financial performance of more than 1,800 FedEx Office retail stores, off-site print production facilities and an internal pick-up and delivery vehicle network. Dixon previously served as senior vice president of consumer sales and distribution at Sprint Corporation where she was responsible for all consumer channel strategy and operational execution. Prior to that, she held roles as senior vice president of retail stores and managed all company managed stores and indirect retail partners, which, in total, accounted for 80 percent of Sprint’s business.  During Dixon’s 14 year tenure at Sprint, she developed a number of successful customer experience programs and initiatives that drove some of the highest sales and profit margins at the time.

"Kim Dixon will bring valuable insight and direction to the TDS board thanks to her expertise in building and managing the operations of large-scale retail organizations and her experience in the telecommunications business,” said Walter Carlson, TDS Chairman. “We are delighted to have her join our board and believe she will serve all TDS shareholders with distinction.”

"Kim Dixon’s impressive track record for driving strong revenue and profit growth through innovative problem solving and operational expertise will provide meaningful contributions and direction to the TDS board," said LeRoy T. Carlson, Jr., TDS president and CEO. “Her customer-centric approach and deep understanding of the importance of customer experience align with TDS’ values and strategy."

Our long-serving director, Herbert S. Wander, is retiring from the board of directors at the 2017 Annual Meeting. He will become director emeritus of TDS, effective when his term expires May 25, 2017, following the 2017 annual meeting.

“On behalf of the board, I thank Herb Wander for his many years of outstanding and distinguished service,” said Walter Carlson.  “Herb has continuously made contributions to the board through his substantial knowledge and wise counsel, and I look forward to his continued participation on the board of directors as director emeritus.”

Dixon served on a number of nonprofit boards, and currently serves on the board of James Avery Craftsman, Inc., a privately-held designer, manufacturer and retailer of jewelry.  She holds an MBA from Pennsylvania State University and a BS in marketing from Shippensburg University of Pennsylvania.

About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 6 million customers nationwide through its businesses, U.S. Cellular, TDS Telecom, OneNeck IT Solutions, and TDS Broadband Service LLC.  Founded in 1969 and headquartered in Chicago, TDS employed 10,300 people as of December 31, 2016.